UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

February 7, 2020

Date of Report (Date of earliest event reported)

SUNSTOCK, INC.

(Exact name of registrant as specified in its charter)

000-54830

(Commission File Number)

Delaware	46-1856372
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

111 Vista Creek Circle, Sacramento, CA	95835
(Address of principal executive offices)	(Zip Code)

916-860-9622

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	SSOK	OTCBB

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On December 30, 2019, Sunstock, Inc. (the “Company”) authorized a subscription agreement for 400,000,000 preferred shares to Jason Chang, the Company’s CEO, for $200,000 cash. The shares have not been issued as of the date of this filing.

On December 30, 2019, the Company authorized a subscription agreement for 200,000,000 preferred shares and 100,000,000 common stock warrants to Innovative Digital Investors, Inc. for $150,000 cash. The shares have not been issued as of the date of this filing.

On December 30, 2019, the Company authorized a subscription agreement for 400,000,000 preferred shares and no common stock warrants to BFAM Partners, LLC for $200,000 cash. The shares have not been issued as of the date of this filing.

On January 15, 2020, the Company reached a settlement agreement and mutual general release (the “Agreement”) with two note holders, Auctus Fund, LLC (“Auctus”) and EMA Financial, LLC (“EMA”). The Company owed Auctus $165,569 in note principal, $286,482 in loan default penalties, and $233,086 in accrued interest as of January 15, 2020. The Company owed EMA $141,970 in note principal, $190,914 in loan default penalties, and $122,140 in accrued interest as of January 15, 2020. The Agreement called for the payment of $425,000 by January 31, 2020 by the Company jointly to Auctus and EMA (through Giordano and Company) and, upon such payment, that Auctus and EMA would release the Company of all claims and that the Company would release Auctus and EMA of all claims.

On January 28, 2020, the Company reached a settlement and release agreement (the “Agreement”) with a note holder, Crown Bridge Partners, LLC (“Crown”). The Company owed Crown $65,000 in note principal, $32,500 in loan default penalty, and $17,636 in accrued interest as of January 28, 2020. The Agreement called for the payment of $90,000 by January 31, 2020 by the Company to Crown and, upon such payment, that Crown would release the Company of all claims and that the Company would release Crown of all claims.

On January 31, 2020, $425,000 was wired to Giordano and Company and $90,000 was wired to Crown.

Boustead Securities (“Boustead”) helped facilitate securing the funding. As such, the Company is to pay Boustead $66,000 in fees and the Company issued to Boustead a preferred stock purchase warrant for 100,000,000 shares. Boustead may exercise the warrants at any time from three months after December 30, 2019 until January 31, 2025 at a purchase price of $0.0005 per share, although Boustead may not own more than 9.99% of total outstanding preferred shares after any conversion. Boustead may exercise the warrant in a cashless exercise. Boustead may also, at its sole discretion, convert preferred shares to common shares based on a Conversion Rate in the Certificate of Designation for the Series A Preferred Stock. The Company also issued to Boustead a common stock purchase warrant for 10,000,000 shares. Boustead may exercise the warrants at any time from three months after December 30, 2019 until January 31, 2025 at a purchase price of $0.0003 per share, although Boustead may not own more than 9.99% of total outstanding common shares after any exercise. Boustead may exercise the warrant in a cashless exercise.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

Exhibit No.	Description

9.1	Jason Chang Subscription Agreement
9.2	Innovative Digital Investors, Inc. Subscription Agreement
9.3	BFAM Partners, LLC Subscription Agreement
9.4	Auctus EMA Settlement Agreement
9.5	Crown Settlement Agreement
9.6	Boustead Preferred Stock Purchase Warrant and Fees Invoice
9.7	Boustead Common Stock Purchase Warrant

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUNSTOCK, INC.

Date: February 7, 2020	By:	/s/ Jason C. Chang
	Name:	Jason C. Chang
	Title:	President, Chief Financial Officer
(Principal Executive and Accounting Officer)